                                                                   EXHIBIT 10.21

                               SERVICES AGREEMENT


THIS AGREEMENT MADE IN TRIPLICATE THIS 1st DAY OF November 1996.



BETWEEN

                             AQUATIC CELLULOSE LTD., a body corporate incorporated under the laws of the Province of British Columbia.
                             (hereinafter called the Company or "ACL")

                                                        OF THE FIRST PART

                             - and -

                             GARY JOHN ACKLES, City of Vernon, in the
                             Province of British Columbia
                             (hereinafter called Ackles)

                                                        OF THE SECOND PART



                    WHEREAS THE COMPANY is engaged in manufacturing, marketing, sales, research and development in the Aquatic Timber Harvesting Salvaging and processing industry and

                    WHEREAS Ackles is the Founder and President of the Company and is an important component to ACL's future success and

                    WHEREAS ACL is desirous of the continued services of Ackles as President in accordance with terms and conditions hereinafter set out;

NOW THEREFORE THIS AGREEMENT WITNESSETH in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree, each with the other as follows and in recognition of the intention of Ackles to sell a large percentage of Aquatic Cellulose Ltd. in order to implement a public share offering, which will substantially reduce Ackles' holdings in ACL the following contract is drawn and duly executed as of this day, to protect the future interest of Ackles and the Company.


1.0      PRESIDENT'S ROLE


1.1 Ackles covenants and agrees to provide services on a first priority basis to the Company for the commercialization of his Aquatic Timber Harvesting Technology, and to undertake in accordance with Board direction and policies, the duties and responsibilities of Company principals.


1.2 In this capacity Ackles agrees to act as company President and Chief Executive Officer to:

         - maintain corporate direction
         - to formulate and implement the activities and policies of the company as established by the board of directors.
         - to make unilateral decisions which are in the best interest of ACL as required to facilitate the function of ACL within the parameters set out by the board of directors
         - to act as a director on the board of directors
         - to oversee manufacturing, consulting, sales, contracting, research and development activities for the commercialization of the Aquatic Timber Harvesting Technology.


1.3 All technical assistance performed under this Agreement will be in the best interest of the company subject to the presidents discretion and where relevant company board decisions.

2.0      COMPENSATION

2.1 The companies will compensate Ackles for 1800 hours services at a rate of $6000.00 per month, payable in arrears bi-monthly. The fees to be paid by the company to Ackles for the services provided are inclusive of any allowance for overtime wages required beyond the company's normal working day, or the company's normal working week, for the activities of ACL. Extra hours worked beyond the 1800 hrs/year will be compensated for as straight time off.


2.2 ACL shall be responsible for the remittance of all applicable taxes and insurance required by law including, but not limited to, Federal and Provincial Income Tax, Canada Pension Plan contributions, Unemployment Insurance, Provincial Worker's Compensation.

2.3 A Corporate office of Aquatic Cellulose Ltd. will be maintained in Vernon during the term of Ackles' agreement. If office is relocated this will be considered a breach of contract and Section 5.2 will apply.

2.4 The company will provide a three year contract to employ Ackles as company president, at a rate of $72,000/ year in year 1, with an escalating salary of a minimum of 10% for years 2 and 3.

2.5 As a result of Ackles commitment to ACL. Ackles is unable to continue ongoing development of his Ackles Robotic Arm outside the regime of ACL's corporate structure. So it is then agreed that all technological advancements made to Ackles Robotic Arm and arm related technologies including hardware, software, hydraulic design, barge, etc. All things required to allow the Ackles Robotic Arm to work efficiently will be considered part of Ackles patents including future patents upgrades or copywrite protections that may be necessary regarding Ackles Robotic Arm. ACL also agrees to maintain Ackles Patents and all costs related to Patent filings and upgrades as Ackles Compensation package cannot support such costs.

2.6 Ackles gives exclusive rights to Aquatic Cellulose Ltd. For the use of his Ackles Robotic Arm and technologies and arm related technologies in under water forest industry only. New technologies and uses for Ackles Robotic Arm and arm related technologies, will be first offered to ACL by Ackles. If such technologies are utilized or marketed by the Company, Ackles will receive consideration and suitable renumeration in the form of cash settlements, royalties and/or shares to be approved by the board of directors and Ackles as representative of normal compensatory rates. If company chooses not to utilize or do not have the ability, due to financial constraints or otherwise to utilize such technologies, Ackles will have the exclusive rights to technology and its utilization within 30 days of offer.

2.7 A company vehicle and vehicle expenses will continue to be provided to Ackles by the company as long as Ackles is employed with the Company.

2.8 Ackles will occupy a position on the Board of Directors as long as he is employed by the Company.


3.0      CONFIDENTIALITY


3.1 It is understood and agreed that all information obtained during the term of this agreement shall be treated by Ackles and the Company as confidential and will not be used in any manner detrimental to Company interests, nor disclosed to any party except in Company interests, and with the consent of Ackles.

3.2 All notes, records, working papers, tiles, research material or literature developed by Ackles for the Company in connection with his duties are considered to be the property of the Company.


4.0      SATISFACTORY PERFORMANCE


4.1 Ackles and the Company shall be responsible for, and shall give adequate attention to, the faithful presentation and completion of all matters pursuant to this Agreement.


5.0      TERMINATION

5.1 This Agreement may be terminated by Ackles giving (3) three months notice in writing to the Company or by the Company giving three (3) months notice in writing to Ackles.

         During such notice period, Ackles agrees to provided 425 hours full time services to the Company on the same terms and conditions as preceded the termination notice.

5.2 If the board of directors, for any reason votes Ackles out as President and/or Chief Executive Officer, or modified the terms of this agreement, then Ackles has an option to be bought down by the company to a 5% holding at a minimum price of $.50/share or market value whichever is greater, over 3 years in equal payments per year with the 1st payment due 30 days following termination. A severance package will also be provided to Ackles by the Company in this event which is equivalent to 24 months of the most recent salary and benefits earned by Ackles prior to termination, to be paid within 6 months, in 6 equal payments to Ackles by the Company.


6.0      RESIGNATION

6.1 Voluntary Resignation - Gary Ackles has the option to leave ACL at the time of contract expiry with a 90 days severance package. Upon such a voluntary resignation Ackles has the option to be bought down to 5% of company shareholdings at a minimum price of $.50/share or market value whichever is greater over 3 years in equal payments per year with the 1st payment due 30 days following resignation.


7.0      NON-COMPETITION

7.1 For a period of two (2) years following termination of the contract Ackles will not directly or indirectly, either as a proprietor, shareholder, director, officer, employer, manager, or employee provide his professional services to any individual, firm or organization offering services of consulting engineering, surveying or planning in competition with the Company.


8.0      CONTRACT RENEWAL


8.1 90 days prior to contract expiry a new contract will be agreed upon by the directorship of all termination provisions outlined in this agreement will automatically apply.

9.0      EFFECTIVE DATE

9.1 Notwithstanding the date of execution of this Agreement, the effective date for the commencement of Ackles' services for ACL under this agreement shall be November 1, 1996.

10.0     ALTERATIONS/ADDITIONS

10.1 If, at any time during the continuance of the Agreement, the parties hereto deem it necessary or expedient to make any alterations or additions to this Agreement, they may do so by means of a written approval between the Company board and Ackles which shall be supplemental hereto and form a part hereof.


11.0     COMPLETE AGREEMENT

11.1 The parties hereto agree that there are no representation, warranties or conditions affecting this Agreement other than expressed herein and that this Agreement contains the complete Agreement between the parties hereto and supersedes any prior agreements, whether written or verbal.


11.2 The validity of this contract will be legally and financially maintained by ACL.


12.0     MUTUAL COVENANTS

         The parties hereto covenant and agree to enter into and execute such further documents, contracts and assurances and to do all such things as may be deemed necessary by counsel for any of them, in order to give full force and effect to the true intent and meaning of this Agreement.

         If any part of this agreement is deemed invalid it does not affect the validity of the remaining provisions outlined in this agreement.


13.0     HEADINGS, CAPTIONS, ETC


13.1 The captions, paragraphs or section numbers and headings or marginal notes appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit or describe the scope or intent of this Agreement, not any part thereof.


         IN WITNESS WHEREOF, the parties hereto have hereunto set their respective hands and seals all on the day and in the year first above written.




                                     ________________________________
                                     AQUATIC CELLULOSE LTD.


_________________________________
WITNESS:


                                     ________________________________
                                     GARY ACKLES


________________________________________________________________________________